Exhibit 4.5.7
SECOND PRIORITY NOTES
THIRD SUPPLEMENTAL INDENTURE
     This THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”) dated as of                      ___, 2006, is entered into among AirGate PCS, Inc., a Delaware corporation (“AirGate”), the subsidiary guarantors listed on the signature pages hereto (the “Subsidiary Guarantors”) and The Bank of New York, as trustee under the Indenture referred to below (the “Trustee”).
     WHEREAS, AirGate, the Subsidiary Guarantors and the Trustee have heretofore executed an Indenture, dated as of February 20, 2004, as amended by the First Supplemental Indenture, dated as of January 25, 2005, among AirGate, the Subsidiary Guarantors and the Trustee, and the Second Supplemental Indenture, dated as of February 15, 2005, among AirGate, the Subsidiary Guarantors, A-Co. Merger Sub, Inc., a Delaware corporation, and the Trustee (as so amended, the “Indenture”), providing for the issuance of the 9 3/8% Senior Subordinated Secured Notes due 2009 in the aggregate principal amount of $159,034,600, of which $159,034,600 aggregate principal amount are outstanding on the date hereof;
     WHEREAS, AirGate is a wholly owned subsidiary of Sprint Nextel Corporation, a Kansas corporation (“Sprint Nextel”);
     WHEREAS, the Board of Directors of Sprint Nextel has determined it to be in the best interest of Sprint Nextel to guarantee all of AirGate’s payment obligations under the Notes and the Indenture;
     WHEREAS, AirGate desires to execute and deliver this Third Supplemental Indenture to, among other things: (i) amend the Indenture to provide that the reports and other information required to be provided by AirGate may instead be provided only with respect to Sprint Nextel if Sprint Nextel has guaranteed the payment obligations of AirGate under the Notes and the Indenture; (ii) amend the Indenture to permit certain transactions and asset transfers between AirGate, Sprint Nextel and the other Subsidiaries of Sprint Nextel; and (iii) add or modify certain defined terms and related text in the Indenture (collectively, the “Proposed Amendments”);
     WHEREAS, the Board of Directors of AirGate has determined that it is in the best interest of AirGate to make the Proposed Amendments;
     WHEREAS, Section 9.2 of the Indenture provides that AirGate, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (the “Required Consent”);
     WHEREAS, AirGate has obtained the Required Consent; and
     WHEREAS, pursuant to Section 9.2 of the Indenture, AirGate, the Subsidiary Guarantors and the Trustee are authorized to execute and deliver this Third Supplemental Indenture.

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, AirGate, the Subsidiary Guarantors and the Trustee covenant and agree for the equal and ratable benefit of the Holders as follows:
     1. Definitions. All capitalized terms used but not defined herein shall have the meanings given to such terms in the Indenture, as amended by this Third Supplemental Indenture.
     2. Amendments.
     2.1 The definition of “Asset Sale” set forth in Section 1.1 of the Indenture is amended by: (A) deleting “and” from the end of subsection (d) thereto; (B) adding “without limiting (f) below” to the beginning of subsection (e) thereto and deleting “.” from the end of subsection (e) thereto and inserting in lieu thereof “; and”; and (C) adding a subsection (f) thereto, which shall read as follows: “any transfer or sale of assets to the Parent or any direct or indirect Subsidiary of the Parent.”
     2.2 Section 1.1 of the Indenture is amended to include the following definitions in their proper alphabetical location:
          “Parent” means any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and the regulations thereunder) who is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting stock or total common equity of AirGate.
          “Parent Guarantee” means an unconditional Guarantee by a Parent, on a senior unsecured basis, of all monetary obligations of AirGate under the Indenture and any outstanding Notes.
     2.3 Section 4.3 of the Indenture is amended by inserting the following text as a new paragraph at the end of Section 4.3:
“Notwithstanding the foregoing, if the Parent executes and delivers a Parent Guarantee, the reports and other information required by this Section 4.3 may instead be those filed with the Commission by the Parent and furnished with respect to the Parent without including the condensed consolidating footnote contemplated by Rule 3-10 of Regulation S-X promulgated under the Securities Act.”
     2.4 Section 4.11 of the Indenture is amended by deleting subsections (2)(a) and (2)(b) thereof in their entirety and inserting in lieu thereof the following text:
“(2) AirGate delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a determination by the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above.”

     3. Amendments to Notes. The Notes are hereby deemed to be amended, mutatis mutandis, to correspond to the amendments to the Indenture set forth in this Third Supplemental Indenture.
     4. Separability Clause. In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     5. Modification, Amendment and Waiver. The provisions of this Third Supplemental Indenture may not be amended, supplemented, modified or waived, unless otherwise provided in the Indenture, except by the execution of a supplemental indenture executed by AirGate, the Subsidiary Guarantors and the Trustee, and, to the extent such amendment, supplement or waiver adversely affects the rights of any Holders, with the Required Consent of such Holders. Any such amendment or supplemental indenture shall comply with Article IX of the Indenture. Until an amendment, waiver or other action by Holders becomes effective, a consent thereto by a Holder of a Security hereunder is a continuing consent by the Holder and every subsequent Holder of that Security or portion of the Security that evidences the same obligation as the consenting Holder’s Security, even if notation of the consent, waiver or action is not made on the Security. After an amendment, waiver or action becomes effective, it shall bind every Holder.
     6. Ratification of the Indenture; Third Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture and this Third Supplemental Indenture are in all respects ratified and confirmed and all the terms, conditions and provisions thereof and hereof shall remain in full force and effect. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Third Supplemental Indenture, then the terms and conditions of this Third Supplemental Indenture shall prevail. This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
     7. Trust Indenture Act Controls. If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Third Supplemental Indenture, the provision of the TIA shall control. If any provision of this Third Supplemental Indenture modifies or excludes any provisions of the TIA that may be so modified or excluded, the provisions of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Third Supplemental Indenture, as the case may be.
     8. Governing Law. THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREUNDER THAT WOULD INDICATE THE APPLICABILITY OF THE LAWS OF ANY OTHER JURISDICTION.
     9. Trustee Disclaimer. The Trustee has accepted the amendment of the Indenture effected by this Third Supplemental Indenture and agrees to execute the trust created by the

Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by AirGate, or for or with respect to: (a) the validity or sufficiency of this Third Supplemental Indenture or any of the terms or provisions hereof; (b) the proper authorization hereof by AirGate by corporate action or otherwise; (c) the due execution hereof by AirGate; (d) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representations with respect to any such matters; and (e) the validity or the sufficiency of the solicitation or the consent solicitation materials or procedure in connection therewith.
     10. Multiple Originals. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
     11. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.
     12. Notices. Any request, demand, authorization, notice, waiver, consent or communication to any of the parties shall be made as set forth in Section 13.2 of the Indenture.
     13. Successors. All agreements of AirGate and each of the Subsidiary Guarantors in respect of this Third Supplemental Indenture shall bind their respective successors.
[Remainder of Page Blank — Signature Page Follows]

SECOND PRIORITY NOTES
     IN WITNESS WHEREOF, this Third Supplemental Indenture has been duly executed by AirGate, the Subsidiary Guarantors and the Trustee as of the date first written above.

AIRGATE PCS, INC.

By:

Name:	Gary D. Begeman
Title:	Vice President

AGW LEASING COMPANY, INC.

By:

Name:	Gary D. Begeman
Title:	Vice President

AIRGATE NETWORK SERVICES, LLC

By:

Name:	Gary D. Begeman
Title:	Vice President

AIRGATE SERVICE COMPANY, INC.

By:

Name:	Gary D. Begeman
Title:	Vice President

THE BANK OF NEW YORK, as Trustee

By:

Name:

Title: